Exhibit 99.1
CONTACT:	S. Leslie Jewett (714) 436-6540 ljewett@calfirstbancorp.com

CFNB REPORTS 4% INCREASE IN FOURTH QUARTER NET EARNINGS

SANTA ANA, CALIFORNIA, August 2, 2002 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $4.4 million for the fourth quarter ended June 30, 2002, a 4% increase from net earnings of $4.2 million for the fourth quarter of fiscal 2001. Diluted earnings per share for the fourth quarter increased 3% to $0.38 per share, compared to $0.37 per share for the fourth quarter of the prior year. For the fiscal year ended June 30, 2002, net earnings decreased 7% to $14.8 million, compared to $15.9 million for fiscal 2001. Earnings per share were $1.29 for the fiscal year ended June 30, 2002, down 7% from $1.39 per share reported for fiscal 2001.

For the fourth quarter ended June 30, 2002, net direct finance and interest income decreased 8% to $3.3 million, compared to $3.5 million for the fourth quarter of fiscal 2001. This is primarily due to lower interest income resulting from lower interest rates earned on the Company's cash and investment balances, offset slightly by a modest decrease in the provision for credit losses. Other income decreased 2% to $7.5 million, compared to $7.7 million during the fourth quarter of fiscal 2001. The decrease primarily reflects a significant decrease in gain on sale of leases, which was offset by higher income from leases reaching their end of term. Gross profit of $10.8 million for the fourth quarter of fiscal 2002 decreased 4% from $11.2 million reported for the fourth quarter of the prior year.

For the fiscal year ending June 30, 2002, net direct finance and interest income decreased 27% to $13.6 million, compared to $18.6 million for fiscal 2001. The decrease reflects a significant increase in the provision for credit losses, which in large part was due to the deterioration in the underlying credit of two large lease transactions, as well as lower interest income resulting from the decline in interest rates earned on cash and investments. Other income decreased 3% to $25.2 million, compared to $25.9 million reported for fiscal 2001. The decrease included a significant decrease in income from sales-type leases and a lower gain on sale of leases, offset by a significant increase in the gain on sales of leased property. Gross profit of $38.8 million for fiscal 2002 decreased 13% from $44.5 million reported for the year ended June 30, 2001.

For the fourth quarter, CalFirst Bancorp's S,G&A expenses were down 17% to $3.7 million, compared to $4.4 million during the fourth quarter of fiscal 2001. For the year, S,G&A expenses decreased by 21% from the prior year. The decrease in S,G&A expenses for both periods is the result of steps taken to lower sales and overhead expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "The fourth quarter of fiscal 2002 is the first quarter in two years to show a positive increase in earnings. These results were achieved despite a credit and economic environment that continued to impact our portfolio and resulted in a significant provision for credit losses during the quarter. In addition, our subsidiary, California First National Bank ("CalFirst Bank") incurred losses throughout the year, as was expected for a start up operation. From a new business perspective, our volume of lease originations during the fourth quarter was strong, and for the year, our total volume of lease originations was slightly ahead of the prior year. Leases closed and booked during the year were lower than in fiscal 2001, reflecting the lower level of originations during fiscal 2001 and the first part of this year. Residual realization contributed significantly to our results for the fourth quarter and year, although the volume of leases reaching their end of term during the year was down. Looking forward to fiscal 2003, the portfolio of leases reaching the end of term is expected to be even smaller. To further our new business efforts, over the past quarter our leasing operation took steps to expand the sales organization through adding management and sales executives. These initiatives will increase the Company's expense levels over the next year, but we believe this is necessary for positioning the Company for future growth."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by fourth parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2001 Annual Report on Form 10-K.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2002	2001	2002	2001

Direct finance income	$ 4,317	$ 4,366	$ 17,487	$ 16,907
Interest income on investments	$ 358	$ 730	$ 1,551	$ 3,642
Total direct finance and interest income	$ 4,675	$ 5,096	$ 19,038	$ 20,549

Interest expense on deposits	$ 65	$ -	$ 129	$ -
Provision for credit losses	$ 1,350	$ 1,550	$ 5,354	$ 1,950

Net direct finance and interest income
after provision for credit losses	$ 3,260	$ 3,546	$ 13,555	$ 18,599
Other income
Operating and sales-type lease income	$ 3,678	$ 3,139	$ 8,822	$ 12,844
Gain on sale of leases and leased property	$ 3,509	$ 3,903	$ 15,123	$ 12,135
Other income	$ 310	$ 610	$ 1,301	$ 920
Total other income	$ 7,497	$ 7,652	$ 25,246	$ 25,899

Gross Profit	$10,757	$ 11,198	$ 38,801	$ 44,498

Selling, general and administrative expenses	$ 3,650	$ 4,382	$ 14,729	$ 18,723

Earnings before income taxes	$ 7,107	$ 6,816	$ 24,072	$ 25,775

Income taxes	$ 2,736	$ 2,624	$ 9,268	$ 9,923

Net earnings	$ 4,371	$ 4,192	$ 14,804	$ 15,852

Basic earnings per share	$ 0.39	$ 0.37	$ 1.32	$ 1.40
Diluted earnings per share	$ 0.38	$ 0.37	$ 1.29	$ 1.39

Weighted average common shares outstanding	11,157	11,194	11,204	11,284
Diluted number of common shares outstanding	11,429	11,317	11,435	11,422

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2002	June 30, 2001
ASSETS
Cash and short term investments	$ 88,393	$ 59,089
Federal Reserve Bank Stock	583	600
Net receivables	15,961	9,655
Property for transactions in process	20,570	20,490
Net investment in capital leases	108,091	116,288
Other assets	1,733	9,544
Discounted lease rentals assigned to lenders	72,754	121,000
	$308,085	$336,666
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,422	$ 623
Income taxes payable, including deferred taxes	21,946	21,556
Deposits	8,969	70
Other liabilities	11,603	14,164
Nonrecourse debt	72,754	121,000
Total liabilities	116,694	157,413
Stockholders' Equity	191,391	179,253
	$308,085	$336,666